Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 9, 2012

Registration Statement No. 333-183223

Free Writing Prospectus dated October 9, 2012

Honda Auto Receivables 2012-4 Owner Trust,

Issuing Entity

American Honda Receivables LLC,

Depositor

American Honda Finance Corporation,

Sponsor, Originator, Servicer and Administrator

$1,000,000,000 ASSET BACKED NOTES, Series 2012-4

The depositor has prepared a preliminary prospectus supplement dated October 9, 2012 and prospectus dated October 9, 2012 which describe the notes issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business (“S&P” and together with Moody’s, the “rating agencies”) listed below.

	Moody’s	S&P
Class A-1 Notes	Prime-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each of the notes receive the ratings listed above.

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, owner trustee, Delaware trustee or any of their affiliates will be required to monitor any changes to the ratings on these notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Joint Bookrunners

J.P. Morgan	Citigroup

Co-Managers

Barclays Capital	BofA Merill Lynch	Goldman, Sachs & Co.	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.